Exhibit 99

Colgate Announces Strong 3rd Quarter Results

Worldwide Net Sales Up 11%, Diluted EPS Up 8%

NEW YORK--(BUSINESS WIRE)--October 27, 2011--Colgate-Palmolive Company (NYSE:CL) today reported worldwide Net sales of $4,383 million in third quarter 2011, an increase of 11.0% versus third quarter 2010. Global unit volume grew 4.5%, pricing increased 2.0% and foreign exchange was positive 4.5%. Excluding divested businesses, global unit volume grew 5.0%. The Sanex acquisition contributed 2.0% to sales and volume growth. Organic sales (Net sales excluding foreign exchange, acquisitions and divestments) grew 5.0%.

Net income increased 4% to $643 million in third quarter 2011 and Diluted earnings per share increased 8% to $1.31. Net income and Diluted earnings per share in third quarter 2010 were $619 million and $1.21, respectively.

As previously announced, consistent with the Company’s focused business strategy, the Company sold its laundry detergent brands in Colombia during third quarter 2011, resulting in an aftertax gain of $135 million ($0.27 per diluted share). This gain was offset by $128 million of aftertax charges ($0.26 per diluted share) resulting from the implementation of various business realignment and other cost-saving initiatives and $5 million of aftertax costs ($0.01 per diluted share) related to a sale of land in Mexico. Excluding these items, Net income was $641 million, an increase of 4% versus third quarter 2010 and Diluted earnings per share was $1.31, an increase of 8% versus third quarter 2010.

Gross profit margin was 56.2%, down 320 basis points versus the year ago quarter. Excluding the costs associated with the business realignment and other cost-saving initiatives noted above, gross profit margin was 56.8%, down 260 basis points versus the year ago quarter, reflecting continued significant increases in raw and packaging material costs worldwide. These sharp increases were partially offset by higher pricing and cost savings from the Company’s funding-the-growth initiatives.

Selling, general and administrative expenses decreased by 130 basis points to 34.0% of Net sales in third quarter 2011 from 35.3% in third quarter 2010, as overhead expenses decreased by 60 basis points and advertising decreased by 70 basis points. Worldwide advertising spending increased 4% versus the year ago quarter to $450 million.

Operating profit increased 8% to $1,035 million in third quarter 2011 compared to $958 million in third quarter 2010. Excluding the gain from the sale of the Colombia laundry detergent brands and other items noted above, operating profit increased 5% to $1,003 million.

Net cash provided by operations year to date was $2,057 million versus $2,243 million in the comparable 2010 period. Working capital as a percentage of Net sales was 0.6%, an improvement of 110 basis points versus the year ago period, primarily due to lower levels of accounts receivable and inventory resulting from ongoing efforts to improve cash cycle time.

Ian Cook, Chairman, President and Chief Executive Officer commented on the results and outlook excluding the third quarter 2011 items noted above, “We are pleased with our strong top and bottom line growth this quarter with worldwide net sales, operating profit, net income and diluted earnings per share all increasing versus year ago, despite very sharp increases in material costs, an intense competitive environment and challenging macroeconomic conditions worldwide.

“The excellent top line growth was driven by very strong 9.5% organic sales growth in emerging markets. In developed markets, we saw a return to positive organic sales growth for the first time in six quarters, despite continued economic challenges in many countries. This strong top line momentum should continue in the balance of the year fueled by new products across all categories and in all geographies.

“Colgate’s global market shares in toothpaste and manual toothbrushes are both at record highs year to date. Colgate’s share of the global toothpaste market strengthened to 44.4% year to date, up 0.3 share points versus year ago. Our global leadership in manual toothbrushes also strengthened during the quarter with Colgate’s global market share in that category reaching 31.8% year to date, up 0.5 share points versus year ago.

“Reflecting the significantly higher cost environment, we currently expect gross profit margin for the year to decline between 150 and 170 basis points versus 2010. We continue to be sharply focused on our aggressive funding-the-growth initiatives and anticipate that the benefits from those programs, combined with our strategic worldwide pricing efforts, will help offset the impact of the strengthening dollar and enable us to achieve our profit target of mid-single digit earnings per share growth for the year, excluding the previously disclosed charge relating to the transition to hyperinflationary accounting in Venezuela in first quarter 2010.

“As we look ahead to 2012, while our global budget process is still in its initial stages and macroeconomic and foreign exchange volatility remain a challenge, we are planning to improve our worldwide market shares and volume growth with advertising support behind many new and existing Colgate products. Consistent with our long-term strategy, our goal is to return to double-digit earnings per share growth in 2012.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on third quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (18% of Company Sales)

North America Net sales increased 3.0% in the third quarter. Unit volume increased 5.0% with 2.5% lower pricing and 0.5% positive foreign exchange. Organic sales increased 2.5% during the quarter.

Operating profit in North America decreased 5% in the third quarter of 2011 to $213 million, or 27.4% of Net sales. This decrease in Operating profit as a percentage of Net sales was driven by a decrease in Gross profit as a percentage of Net sales which was partially offset by a decrease in Selling, general and administrative expenses as a percentage of Net sales. The decrease in Gross profit as a percentage of Net sales was due to lower pricing due to increased promotional investments and higher raw and packaging material costs, reflecting global commodity cost increases, which were partially offset by cost savings from the Company’s funding-the-growth initiatives. The decrease in Selling, general and administrative expenses as a percentage of Net sales reflects lower advertising expenses as a percentage of Net sales.

In the U.S., new product launches including Colgate Optic White and Colgate Sensitive Pro-Relief toothpastes and the relaunch of Colgate Total toothpaste are strengthening Colgate’s leadership in toothpaste, with its share of that market reaching 35.8% year to date, up 0.5 share points versus year ago. Colgate’s strength in manual toothbrushes also continued, driven by the success of Colgate 360° Optic White, Colgate 360° Sensitive Pro-Relief and Colgate 360° Surround manual toothbrushes.

Successful new products in the U.S. in other categories include Softsoap brand Pomegranate and Mango Infusions and Softsoap brand Coconut Scrub bar soaps and Palmolive Soft Touch with Vitamin E dish liquid.

Latin America (28% of Company Sales)

Latin America Net sales rose 16.0% during the quarter with unit volume increasing 4.0%. Excluding divested businesses, Latin America unit volume grew 6.5%. Volume gains were led by Brazil and Mexico. Higher pricing added 9.0% and foreign exchange was positive 3.0%. Organic sales for Latin America increased 15.5% during the quarter.

While Operating profit in Latin America increased 10% in the third quarter of 2011 to $364 million, driven by strong sales growth, it decreased as a percentage of Net sales to 29.3%. This decrease in Operating profit as a percentage of Net sales was due to a decrease in Gross profit as a percentage of Net sales, partially offset by a decrease in Selling, general and administrative expenses as a percentage of Net sales. The decrease in Gross profit as a percentage of Net sales was driven by higher raw and packaging material costs, reflecting global commodity cost increases, which were partially offset by higher pricing and cost savings from the Company’s funding-the-growth initiatives. The decrease in Selling, general and administrative expenses as a percentage of Net sales was primarily due to a reduction in overhead expenses, partially offset by higher advertising investments supporting volume growth.

Colgate’s strong leadership in oral care throughout Latin America continued during the quarter with record high toothpaste market shares year to date achieved in Venezuela, Central America, Chile and Peru. Strong sales of Colgate Sensitive Pro-Relief, Colgate Sensitive Pro-Relief Whitening, Colgate Total and Colgate Triple Action toothpastes contributed to growth throughout the region. Colgate strengthened its leadership of the manual toothbrush market throughout the region, driven by strong sales of Colgate 360° Surround, Colgate Twister, Colgate Triple Action and Colgate Zig Zag manual toothbrushes. In mouthwash, Colgate’s market share is at a record high in the region with gains driven by Colgate Plax Whitening Tartar Control and Colgate Plax Complete Care mouthwashes.

Products in other categories contributing to market share gains included Palmolive Naturals Relaxing Softness Cream and Lavender and Protex Advanced Clean bar soaps, Lady Speed Stick Stainguard and Speed Stick Sensitive Power deodorants and Suavitel Dusk fabric conditioner.

Europe/South Pacific (22% of Company Sales)

Europe/South Pacific Net sales increased 18.5% during the quarter. Unit volume increased 10.0% with 2.5% lower pricing and 11.0% positive foreign exchange. The Sanex acquisition added 9.0% to sales and volume growth for the region. Volume gains were led by the United Kingdom, Spain and France. Organic sales for Europe/South Pacific declined 1.5%.

Operating profit in Europe/South Pacific decreased 1% in the third quarter of 2011 to $196 million, or 20.2% of Net sales. This decrease in Operating profit as a percentage of Net sales was due to a decrease in Gross profit as a percentage of Net sales and an increase in Selling, general and administrative expenses as a percentage of Net sales. The decrease in Gross profit as a percentage of Net sales was due to higher raw and packaging material costs, reflecting global commodity cost increases, which were partially offset by cost savings from the Company’s funding-the-growth initiatives. Selling, general and administrative expenses as a percentage of Net sales increased due to increased overhead expenses.

Colgate strengthened its oral care leadership in the Europe/South Pacific region with toothpaste share gains across the region led by France, Italy, Germany, Greece, Spain, Denmark and Poland. Successful premium products driving share gains include Colgate Sensitive Pro-Relief Whitening, elmex Sensitive Professional, Colgate Max White One and Colgate Max Fresh Night toothpastes. In the manual toothbrush category, Colgate 360° Surround toothbrush contributed to share gains in key countries throughout the region.

Recent premium innovations contributing to strength in other product categories include Colgate Max White One Sonic Power battery powered toothbrush, Sanex Zero% and Sanex Dermo Repair shower gels, Palmolive “Authentic” shower gels and liquid hand soaps containing Mediterranean inspired fragrances and ingredients, and the relaunch of Palmolive Aromatherapy and Thermal Spa shower gels with multi-sensory features.

Greater Asia/Africa (20% of Company Sales)

Greater Asia/Africa Net sales and unit volume increased 9.5% and 4.0%, respectively, during the quarter. Volume gains in the Greater China region, India, Russia and Malaysia were partially offset by volume declines in Turkey and Ukraine. The Sanex acquisition added 0.5% to sales and volume growth for the region. Pricing increased 2.0% and foreign exchange was positive 3.5%. Organic sales for Greater Asia/Africa increased 5.5%.

While Operating profit in Greater Asia/Africa increased 4% in the third quarter of 2011 to $202 million driven by strong sales growth, it decreased as a percentage of Net sales to 23.6%. This decrease in Operating profit as a percentage of Net sales was due to a decrease in Gross profit as a percentage of Net sales which was partially offset by a decrease in Selling, general and administrative expenses as a percentage of Net sales. The decrease in Gross profit as a percentage of Net sales was due to higher raw and packaging material costs, reflecting global commodity cost increases, partially offset by higher pricing and cost savings from the Company’s funding-the-growth initiatives. Selling, general and administrative expenses as a percentage of Net sales decreased due to lower advertising expenses.

Colgate continued its toothpaste leadership in Greater Asia, driven by market share gains in Thailand, Malaysia and Turkey. Successful new products including Colgate Sensitive Pro-Relief Whitening, Colgate Sensitive Pro-Relief Multi-Protection and Colgate Max White One toothpastes and the relaunch of Colgate Total toothpaste contributed to growth throughout the region.

Successful products contributing to growth in other categories in the region include Colgate 360° Surround and Colgate Max White One manual toothbrushes, Colgate Plax Fresh Tea mouthwash, Palmolive Pomegranate and Mango Infusions liquid hand soap, Palmolive Naturals Black Orchid bar soap, shower gel and liquid hand soap and Protex Pro Plus bar soap.

Hill’s (12% of Company Sales)

Hill’s Net sales grew 3.0% during the quarter. Unit volume decreased 4.0%, pricing increased 3.0% and foreign exchange was positive 4.0%. The decrease in volume was due to Russia and the U.S. Hill’s organic sales decreased 1.0% during the quarter.

Hill’s Operating profit decreased 8% in the third quarter of 2011 to $127 million, or 23.6% of Net sales. This decrease in Operating profit as a percentage of Net sales was due to a decrease in Gross profit as a percentage of Net sales and an increase in Selling, general and administrative expenses as a percentage of Net sales. The decrease in Gross profit as a percentage of Net sales was due to higher raw and packaging material costs, reflecting global commodity cost increases, and increased manufacturing overhead expenses due to increased investments in capacity, partially offset by cost savings from the Company’s funding-the-growth initiatives and higher pricing. Selling, general and administrative expenses increased as a percentage of Net sales due to increased logistics and overhead expenses.

Recent new product introductions contributing to sales in the U.S. include Science Diet Ideal Balance Canine, which combines natural ingredients with the power of advanced nutrition in one balanced package, Science Diet Savory Stew Canine, Science Diet Age Defying Feline (11 years plus) and the relaunch of Prescription Diet c/d Multicare Feline Bladder Health with evidence of improved efficacy and taste.

New pet food products contributing to international sales include Science Diet Senior Advanced (15 years plus) Canine and Feline, reformulated Prescription Diet r/d Canine and Feline, the relaunch of Prescription Diet c/d Multicare Feline Bladder Health with evidence of improved efficacy and taste and the relaunch of Prescription Diet j/d Canine and Feline with upgraded ingredients.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com. To learn more about Colgate’s global oral health education program, Bright Smiles, Bright Futures™, please visit http://www.colgatebsbf.com. CL-E

Substantially all market share data included in this press release is compiled from data as measured by ACNielsen.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or unit volume growth, organic sales growth, profit or profit margin growth, earnings growth, financial goals, the impact of currency devaluations or exchange controls in Venezuela, cost-reduction plans, tax rates, new product introductions or commercial investment levels. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

To supplement Colgate’s condensed income statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Gross profit, gross profit margin, operating profit, operating profit margin, net income and diluted earnings per share are discussed both as reported (on a GAAP basis) and excluding the impact of the gain on the sale of the Company’s laundry detergent brands in Colombia, costs associated with various business realignment and other cost-saving initiatives, costs related to the sale of land in Mexico and the one-time charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010. Management believes these non-GAAP financial measures provide investors with useful supplemental information regarding the performance of the Company’s ongoing operations. See “Non-GAAP Reconciliation” for the three and nine months ended September 30, 2011 and 2010 included with this release for a reconciliation of these financial measures to the related GAAP measures.

This release discusses organic sales growth, which is Net sales growth excluding the impact of foreign exchange, acquisitions and divestments. Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis Percentage Changes” for the three and nine months ended September 30, 2011 and 2010 included with this release for a comparison of organic sales growth to sales growth in accordance with GAAP.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows For the Nine Months Ended September 30, 2011 and 2010” for a comparison of free cash flow before dividends to net cash provided by operations as reported in accordance with GAAP.

(See attached tables for third quarter results.)

Table 1

Colgate-Palmolive Company

Consolidated Income Statements

For the Three Months Ended September 30, 2011

(in Millions Except Per Share Amounts) (Unaudited)

	2011	2010

Net sales	$4,383	$3,943

Cost of sales	1,921	1,599

Gross profit	2,462	2,344

Gross profit margin	56.2%	59.4%

Selling, general and administrative expenses	1,489	1,391

Other (income) expense, net	(62)	(5)

Operating profit	1,035	958

Operating profit margin	23.6%	24.3%

Interest expense, net	10	13

Income before income taxes	1,025	945

Provision for income taxes	349	300

Effective tax rate	34.0%	31.7%

Net income including noncontrolling interests	676	645

Less: Net income attributable to noncontrolling interests	33	26

Net income attributable to Colgate-Palmolive Company	$643	$619

Earnings per common share
Basic	$1.32	$1.26
Diluted	$1.31	$1.21

Average common shares outstanding
Basic	486.7	486.0
Diluted	490.5	509.5

Table 2

Colgate-Palmolive Company

Consolidated Income Statements

For the Nine Months Ended September 30, 2011

(in Millions Except Per Share Amounts) (Unaudited)

	2011	2010

Net sales	$12,562	$11,586

Cost of sales	5,365	4,732

Gross profit	7,197	6,854

Gross profit margin	57.3%	59.2%

Selling, general and administrative expenses	4,314	4,038

Other (income) expense, net	(35)	232

Operating profit	2,918	2,584

Operating profit margin	23.2%	22.3%

Interest expense, net	37	43

Income before income taxes	2,881	2,541

Provision for income taxes	952	879

Effective tax rate	33.0%	34.6%

Net income including noncontrolling interests	1,929	1,662

Less: Net income attributable to noncontrolling interests	88	83

Net income attributable to Colgate-Palmolive Company	$1,841	$1,579

Earnings per common share
Basic	$3.76	$3.17
Diluted	$3.73	$3.07

Average common shares outstanding
Basic	489.9	489.9
Diluted	493.4	514.7

Table 3

Colgate-Palmolive Company

Non-GAAP Reconciliation

For the Three Months Ended September 30, 2011 and 2010

(in Millions Except Per Share Amounts) (Unaudited)

	2011					2010
		Gain on	Business
		Colombia	Realignment	Mexico Land	As Adjusted
	As Reported	Brand Sale [1]	Initiatives[2]	Sale [3]	Non-GAAP	As Reported

Cost of sales	$1,921		$28		$1,893	$1,599

Gross profit	2,462		(28)		2,490	2,344

Gross profit margin	56.2%				56.8%	59.4%

Selling, general and administrative expenses	1,489		5		1,484	1,391

Other (income) expense, net	(62)	$(207)	135	$7	3	(5)

Operating profit	1,035	207	(168)	(7)	1,003	958

Operating profit margin	23.6%				22.9%	24.3%

Income before income taxes	1,025	207	(168)	(7)	993	945

Provisions for income taxes	349	72	(39)	(2)	318	300

Effective tax rate	34.0%				32.0%	31.7%

Net income including noncontrolling interests	676	135	(129)	(5)	675	645

Net income attributable to Colgate-Palmolive Company	$643	$135	$(128)	$(5)	641	$619

Earnings per common share [4]
Basic	$1.32	$0.28	$(0.26)	$(0.01)	$1.32	$1.26
Diluted	$1.31	$0.27	$(0.26)	$(0.01)	$1.31	$1.21

[1]	Represents the gain on the sale of the Company's laundry detergent brands in Colombia.

[2]	Represents costs associated with various global business realignment and other cost-saving initiatives.

[3]	Represents costs related to the sale of land in Mexico.

[4]	The impact of non-GAAP adjustments on the basic and diluted earnings per share may not necessarily equal the difference between "As Reported" and "As Adjusted Non-GAAP" as a result of rounding.

Table 4

Colgate-Palmolive Company

Non-GAAP Reconciliation

For the Nine Months Ended September 30, 2011 and 2010

(in Millions Except Per Share Amounts) (Unaudited)

	2011					2010
		Gain on	Business
		Colombia	Realignment	Mexico Land	As Adjusted		Venezuela	As Adjusted
	As Reported	Brand Sale [1]	Initiatives[2]	Sale [3]	Non-GAAP	As Reported [4]	Hyperinflationary [5]	Non-GAAP [4]

Cost of sales	$5,365		$28		$5,337	$4,732		$4,732

Gross profit	7,197		(28)		7,225	6,854		6,854

Gross profit margin	57.3%				57.5%	59.2%		59.2%

Selling, general and administrative expenses	4,314		5		4,309	4,038		4,038

Other (income) expense, net	(35)	$(207)	135	$7	30	232	$271	(39)

Operating profit	2,918	207	(168)	(7)	2,886	2,584	(271)	2,855

Operating profit margin	23.2%				23.0%	22.3%		24.6%

Income before income taxes	2,881	207	(168)	(7)	2,849	2,541	(271)	2,812

Provisions for income taxes	952	72	(39)	(2)	921	879		879

Effective tax rate	33.0%				32.3%	34.6%		31.3%

Net income including noncontrolling interests	1,929	135	(129)	(5)	1,928	1,662	(271)	1,933

Net income attributable to Colgate-Palmolive Company	$1,841	$135	$(128)	$(5)	$1,839	$1,579	$(271)	$1,850

Earnings per common share [6]
Basic	$3.76	$0.28	$(0.26)	$(0.01)	$3.75	$3.17	$(0.55)	$3.72
Diluted	$3.73	$0.27	$(0.26)	$(0.01)	$3.73	$3.07	$(0.52)	$3.59

[1]	Represents the gain on the sale of the Company's laundry detergent brands in Colombia.

[2]	Represents costs associated with various global business realignment and other cost-saving initiatives.

[3]	Represents costs related to the sale of land in Mexico.

[4]

Includes a $46 pretax ($59 aftertax, $0.11 diluted earnings per share) gain related to the remeasurement of the Venezuelan balance sheet and lower taxes on accrued but unpaid remittances as a result of the currency devaluation on January 8, 2010.

[5]

Represents the one-time charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010. This amount primarily represents the premium paid to acquire U.S. dollar-denominated cash and bonds. Prior to January 1, 2010, these assets had been remeasured at the parallel market rate and then translated for financial reporting purposes at the official rate of 2.15.

[6]	The impact of non-GAAP adjustments on the basic and diluted earnings per share may not necessarily equal the difference between "As Reported" and "As Adjusted Non-GAAP" as a result of rounding.

Table 5

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of September 30, 2011, December 31, 2010 and September 30, 2010

(Dollars in Millions) (Unaudited)

	September 30,	December 31,	September 30,
	2011	2010	2010

Cash and cash equivalents	$945	$490	$654
Receivables, net	1,677	1,610	1,690
Inventories	1,336	1,222	1,278
Other current assets	485	408	469
Property, plant and equipment, net	3,615	3,693	3,572
Other assets, including goodwill and intangibles	4,710	3,749	3,727
Total assets	$12,768	$11,172	$11,390

Total debt	$4,756	$3,424	$3,388
Other current liabilities	3,329	3,119	3,117
Other non-current liabilities	1,813	1,812	2,039
Total liabilities	9,898	8,355	8,544
Total Colgate-Palmolive Company shareholders' equity	2,667	2,675	2,672
Noncontrolling interests	203	142	174
Total liabilities and shareholders' equity	$12,768	$11,172	$11,390

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$3,740	$2,860	$2,679
Working capital % of sales	0.6%	0.3%	1.7%

*	Marketable securities of $72, $74 and $55 as of September 30, 2011, December 31, 2010 and September 30, 2010, respectively, are included in Other current assets.

Table 6

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2011 and 2010

(Dollars in Millions) (Unaudited)

	Nine Months Ended
	September 30,
	2011	2010

Operating Activities
Net income including noncontrolling interests	$1,929	$1,662
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Depreciation and amortization	315	278
Restructuring, net of cash	130	-
Venezuela hyperinflationary transition charge	-	271
Gain before tax on sales of non-core product lines	(207)	-
Voluntary benefits plan contributions	(178)	(35)
Stock-based compensation expense	102	101
Deferred income taxes	134	91
Cash effects of changes in:
Receivables	(127)	(56)
Inventories	(147)	(63)
Accounts payable and other accruals	62	(95)
Other non-current assets and liabilities	44	89
Net cash provided by operations	2,057	2,243

Investing Activities
Capital expenditures	(324)	(318)
Sale of property and non-core product lines	241	3
Purchases of marketable securities and investments	(108)	(211)
Proceeds from marketable securities and investments	173	94
Payment for acquisitions, net of cash acquired	(972)	-
Other	(8)	(6)
Net cash used in investing activities	(998)	(438)

Financing Activities
Principal payments on debt	(2,720)	(3,469)
Proceeds from issuance of debt	4,074	3,709
Dividends paid	(850)	(804)
Purchases of treasury shares	(1,386)	(1,385)
Proceeds from exercise of stock options and excess tax benefits	316	204
Net cash used in financing activities	(566)	(1,745)

Effect of exchange rate changes on Cash and cash equivalents	(38)	(6)
Net increase (decrease) in Cash and cash equivalents	455	54
Cash and cash equivalents at beginning of period	490	600
Cash and cash equivalents at end of period	$945	$654

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$2,057	$2,243
Less: Capital expenditures	(324)	(318)
Free cash flow before dividends	$1,733	$1,925

Income taxes paid	$769	$854

Table 7

Segment Information

For the Three and Nine Months Ended September 30, 2011 and 2010

(Dollars in Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales
Oral, Personal and Home Care
North America	$776	$753	$2,238	$2,274
Latin America	1,243	1,069	3,571	3,130
Europe/South Pacific	972	821	2,661	2,415
Greater Asia/Africa	855	779	2,484	2,239

Total Oral, Personal and Home Care	3,846	3,422	10,954	10,058

Pet Nutrition	537	521	1,608	1,528

Total Net sales	$4,383	$3,943	$12,562	$11,586

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating profit
Oral, Personal and Home Care
North America	$213	$224	$599	$668
Latin America [2]	364	332	1,050	975
Europe/South Pacific	196	197	551	572
Greater Asia/Africa	202	195	604	573

Total Oral, Personal and Home Care	975	948	2,804	2,788

Pet Nutrition	127	138	408	413
Corporate [1]	(67)	(128)	(294)	(617)

Total Operating profit	$1,035	$958	$2,918	$2,584

Note:

The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of the operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes.

[1]	Corporate operations include stock-based compensation related to stock options and restricted stock awards, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets.

In 2011, Corporate Operating profit also includes a gain on the sale of the Company's laundry detergent brands in Colombia of $207, costs of $168 associated with various business realignment and other cost-saving initiatives and costs of $7 related to the sale of land in Mexico.

In 2010, Corporate Operating profit also includes a one-time $271 charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010.

[2]	Latin America Operating profit for the nine months ended September 30, 2010 includes a $46 pretax gain resulting from the currency devaluation in Venezuela on January 8, 2010.

Table 8

Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - For the Three Months Ended September 30, 2011 vs 2010

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
	3rd Qtr					Coupons
	Sales	3rd Qtr				Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company (1) (2)	11.0%	5.0%	4.5%	3.0%	5.0%	2.0%	4.5%

Europe/South Pacific (1)	18.5%	(1.5)%	10.0%	1.0%	10.0%	(2.5)%	11.0%

Latin America (2)	16.0%	15.5%	4.0%	6.5%	6.5%	9.0%	3.0%

Greater Asia/Africa	9.5%	5.5%	4.0%	3.5%	4.0%	2.0%	3.5%

Total International	15.0%	7.5%	6.0%	4.0%	7.0%	3.5%	5.5%

North America	3.0%	2.5%	5.0%	5.0%	5.0%	(2.5)%	0.5%

Total CP Products	12.5%	6.0%	6.0%	4.0%	6.5%	2.0%	4.5%

Hill's	3.0%	(1.0)%	(4.0)%	(4.0)%	(4.0)%	3.0%	4.0%

Emerging Markets (3)	12.5%	9.5%	3.5%	4.0%	4.5%	5.5%	3.5%

Developed Markets	10.0%	0.5%	6.0%	2.0%	6.0%	(1.5)%	5.5%

Note:
(1) The Sanex business was acquired on June 20, 2011.
The impact of the Sanex acquisition on third quarter sales and volume was 2.0% for the Total Company, 9.0% for Europe/South Pacific region and 0.5% for Greater Asia/Africa region.

(2) The Company's laundry detergent brands in Colombia were sold on July 29, 2011.
The impact of the sale of the Company's laundry detergent brands in Colombia on third quarter sales and volume was 0.5% for the Total Company and 2.5% for Latin America region.

(3) Emerging Markets include Latin America, Greater Asia/Africa (excluding Japan) and Central Europe.

Table 9

Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - For the Nine Months Ended September 30, 2011 vs 2010

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
	9 Months					Coupons
	Sales	9 Months				Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company (1) (2)	8.5%	3.5%	3.5%	3.0%	3.5%	0.5%	4.5%

Europe/South Pacific (1)	10.0%	(1.5)%	4.0%	1.0%	4.0%	(2.5)%	8.5%

Latin America (2)	14.0%	10.5%	3.0%	4.0%	4.0%	6.5%	4.5%

Greater Asia/Africa	11.0%	6.5%	6.5%	6.0%	6.5%	0.5%	4.0%

Total International	12.0%	5.5%	4.0%	3.5%	4.5%	2.0%	6.0%

North America	(1.5)%	(2.0)%	1.5%	1.5%	1.5%	(3.5)%	0.5%

Total CP Products	9.0%	3.5%	3.5%	3.0%	4.0%	0.5%	5.0%

Hill's	5.5%	1.5%	0.5%	0.5%	0.5%	1.0%	4.0%

Emerging Markets (3)	12.5%	8.0%	4.0%	4.0%	4.5%	4.0%	4.5%

Developed Markets	4.5%	(1.0)%	2.5%	1.5%	2.5%	(2.5)%	4.5%

Note:

(1) The Sanex business was acquired on June 20, 2011.
The impact of the Sanex acquisition on nine months sales and volume was 0.5% for the Total Company, 3.0% for Europe/South Pacific region and 0.5% for Greater Asia/Africa region.

(2) The Company's laundry detergent brands in Colombia were sold on July 29, 2011.
The impact of the sale of the Company's laundry detergent brands in Colombia on nine months sales and volume was 0% for the Total Company and 1.0% for Latin America region.

(3) Emerging Markets include Latin America, Greater Asia/Africa (excluding Japan) and Central Europe.

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
or
Hope Spiller, 212-310-2291